SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 06/30/2005
FILE NUMBER 811-1540
SERIES NO.: 3

74U.     1.   Number of shares outstanding (000's Omitted)
              Class A Shares                   370,418
         2.   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
              Class B Shares                   196,666
              Class C Shares                    27,505
              Class R Shares                       133
              Institutional Class                3,186

74V.     1.   Net asset value per share (to nearest cent)
              Class A Shares                   $  9.81
         2.   Net asset value per share of a second class of open-end company shares (to nearest cent)
              Class B Shares                   $  9.06
              Class C Shares                   $  9.07
              Class R Shares                   $  9.75
              Institutional Class              $  9.94